EXHIBIT 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form F-3 (File No. 333-169813 and File No. 333-166697) of Seanergy Maritime Holdings Corp. of our report dated March 31, 2011 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers S.A.

Athens, Greece
March 31, 2011

SK 26979 0001 1179285